AGREEMENT TO PURCHASE REAL ESTATE

This Agreement to Purchase Real Estate (this “Agreement”) entered into as of the execution of the “Acceptance of Offer” on the signature page, below (the “Effective Date”) is by and between, Raymond Chuck-sau Yule and Winnie Chang Yule Family Trust, March 27 2009, or its assignee(s) (hereinafter “Buyer”), and AHIT Valfre, LLP, a Maryland limited liability partnership, with a mailing address for notice purposes of, care of, its General Partner - Corix Bioscience, Inc., a Maryland corporation f/k/a American Housing Income Trust, Inc., a Maryland corporation, with a mailing address for notice purposes of, care of, American Realty Partners, LLC, an Arizona limited liability company and wholly-owned subsidiary of Corix Bioscience, Inc., located at 34225 N. 27th Drive, Building 5 in Phoenix, Arizona 85085 (hereinafter, “Seller”). Buyer and Seller are collectively referred to herein as the “Parties,” or singularly, a “Party.”

This Agreement is presented for the SELLER’s acceptance until 5:00 p.m. Eastern Standard Time on MONDAY, AUGUST 21, 2017. In the event this Agreement IS not accepted by the Seller within that time period, this Agreement shall be null and void.

1.Property Purchased: In consideration of the mutual promises herein, the Seller agrees to sell, and the Buyer agrees to buy, in accordance with the terms and conditions of this Agreement, the properties described in Exhibit A (the “Real Estate”), together with all the improvements thereon, all privileges, appurtenances, easements, and all fixtures presently situated in said building, including, but not by way of limitation: all heating and air conditioning equipment including window units; all electrical, plumbing and bathroom fixtures; water softeners; shades; venetian blinds; awnings; curtains, draperies, & traverse rods; storm windows & doors; window & door screens; affixed mirrors; wall to wall, stair, and similar attached floor covering and carpets; television aerials, and rotor operating boxes; garage door openers and similar operating devices; ranges, ovens, refrigerators, dishwashers, garbage disposal, trash compactors, humidifiers; washing machines; dryer; all affixed or built-in furniture and fixtures; all landscaping, trees and shrubs; all utility/storage buildings or sheds; all building and yard maintenance equipment and tools; all furniture and equipment used by or rented to the tenants; specifically excluding, however, all personal property leased by Seller or owned by any tenant.

2. Price and Terms. Buyer hereby agrees to pay $1,024,695.00 to the Seller for the Real Estate pursuant to the terms of this Agreement (the “Purchase Price”) at the time of Closing (as defined below). Seller shall have the right to allocate the Purchase Price as it determines among the various parcels of the Property.

3. Evidence of Title and Objections. As evidence of title, Seller agrees to furnish Buyer, at Seller’s expense, as soon as possible after the Effective Date, a commitment for title insurance for the Real Estate (the “Title Commitment”) issued by a title insurance company selected by Seller (the “Title Company”) in an amount equal to the purchase price with a date later than the acceptance hereof, with an owner’s policy of title insurance pursuant thereto to be issued to Buyer at the time of Closing, insuring Buyer as fee simple owner of the Real Estate free and clear of any encumbrances, without standard exceptions and subject only to the Permitted Exceptions (as hereinafter defined) (the “Title Policy”). The “Permitted Exceptions” to title shall be any covenants, conditions, restrictions and exceptions of record which exist on the Effective Date, are shown on the Title Commitment, and are deemed acceptable by Buyer and Buyer’s counsel. Seller shall not place any other exceptions of record on or after the Effective Date.

Buyer shall have ten (10) days from the date of Buyer’s receipt of the Title Commitment(s), or within five (5) days of any title commitment supplement or amendment, to make objection to the title based upon a written opinion of Buyer’s attorney that title is not in the condition required for performance hereunder. If objection to the title is made, Seller shall have ten (10) days from the date of notification of the defects claimed, to remedy the title. During this ten-day cure period, all dates herein are tolled until Seller remedies the title within the time specified, or the Buyer agrees in writing to procced to Closing. If the Seller fails to remedy the title or the Buyer fails to give the above written notification to proceed to Closing, the Buyer may accept the title “as is” or terminate this Agreement. If no objection to title is made by the Buyer within ten (10) days after the date of Buyer’s receipt of the Title Commitment(s), or within five (5) days of any title commitment supplement or amendment, then this contingency shall be deemed waived and the Buyer will be deemed to accept the title “as is” and shall proceed to Closing.

4. Conveyance and Closing. The closing of this sale shall take place at the office of the Title Company or at another mutually agreed location. Seller and Buyer agree to complete the transactions contemplated under this Agreement on or before September 1, 2017 (the “Closing Date”), which date can be extended by a written agreement signed by both parties. Seller shall convey to Buyer, or its assignee or designee, marketable and insurable title to the Real Estate by general warranty deed, the form of which is agreed upon by the parties, free and clear of any encumbrances, and Buyer shall pay the Purchase Price, which shall be released to Seller or its designee, within ten (10) business days from the day the Seller is able to provide a marketable and insurable title (the “Closing”).

Upon meeting all conditions of Closing and this Agreement, Buyer shall take immediate possession of the Real Estate, subject to any rights of tenants (“Possession”). Seller shall be responsible for transfer taxes, deed(s) preparation; and shall convey marketable title, except subject to the Permitted Exceptions, to the Real Estate by deed of general warranty in fee simple absolute, free, clear and unencumbered as of the Closing, including but not limited to tenant’s rights to quiet enjoyment of the subject property. This representation and warranty shall survive the Closing.

To the extent the Seller receives payments directly from tenants in the Real Estate under this Agreement for the first month’s rent, the Buyer agrees that the Seller shall retain such payments. Any existing encumbrances upon the Real Estate which the Seller is required to remove under this Agreement may be paid and discharged with the Purchase Price at the time of Closing, or if the Buyer elects in writing as a fully integrated amendment to this Agreement, assumed with abatement of the Purchase Price in an amount equal to the encumbrance(s).

5. Seller’s Certification. Seller certifies to Buyer that, that at the time of Closing, to the best of Seller’s knowledge (a) the Real Estate is zoned Residential; (b) there are no pending orders or ordinances or resolutions that have been enacted authorizing work or improvements for which the Real Estate may be assessed; and (c) no City, County or State orders have been served upon Seller requiring work to be done or improvements to be made which have not been performed.

6. Inspection and Property Condition. Buyer agrees to purchase the Real Estate in strictly an “AS IS” condition. Buyer will take possession and title to the Real Estate at Closing. Up to and through the date of Closing, Buyer acknowledges and agrees that Seller has not made and hereby specifically disclaims any warranty, guaranty, or representations, oral or written, past, present, or future, of, as to, or concerning: (a) the nature, square footage, condition, value, or quality of the geology related to the Real Estate, (b) the presence of environmental hazards and the suitability thereof of the Real Estate, (c) any and all activities and uses which Buyer may elect to conduct on the Real Estate, (d) the manner, construction , condition, quality, the state of repair or lack of repair of any of the property, except for encumbrances, licenses, reservations, conditions, or otherwise, or (e) the compliance of the Real Estate or its operation with any laws, rules, ordinances, or regulations of any governments or other body, and the income to be derived from the Real Estate.

Buyer represents and warrants that it has thoroughly inspected and examined the Real Estate to the extent deemed necessary by the Buyer to enable Buyer to evaluate the purchase of the Real Estate and Personal Property by Buyer and that Buyer is purchasing the Real Estate on an “AS IS, WHERE IS” and “WITH ALL FAULTS” basis and not on any information provided or to be provided by Seller. Seller makes no warranty or representation expressed or implied, or arising by operation of law, including, but in no way limited to any warranty of condition, habitability, merchantability, or fitness for a particular purpose except otherwise specified herein.

It is further agreed that Seller has not warranted, and does not hereby warrant the Real Estate or any improvements located thereon now or in the future. Seller will meet or comply with the requirements of any safety code or regulation of the state city, or country in which the Real Estate is located, or any other authority or jurisdiction up to the date of Closing. Buyer accepts the Real Estate without any reservations, as to the condition of all improvements. Buyer accepts the Real Estate subject to any governmental authority inspections or proceedings required by statute and/or ordinance as to compliance or habitability. Buyer is responsible to apply for and pay to obtain any applicable Certificate of Occupancy from any applicable municipalities.

7. Prorations. There shall be prorated between Seller and Buyer as of Closing all (a) real estate taxes and installments of assessments as shown on the latest available tax duplicate for the Real Estate (“Prorated Taxes”), (b) interest on encumbrances assumed by Buyer, if any, (c) rents required pursuant to the terms of the leases (without regard for their collection status), subject to Section 4, and (d) all tenant security and/or damage deposits or advance or prepaid rents. Any considerations involving future lease credits shall be the sole responsibility of Seller and shall not be transferred to Buyer at Closing unless Buyer agrees in writing to assume said items. Seller shall deliver to Buyer at Closing, a rent roll certified to Buyer by Seller as being true and correct, listing all tenants, rent balances, deposit amounts and certifying that there are no claims, demands, summary proceedings, causes of action, lawsuits or threatened action by any tenant occupying the Real Estate (the “Rent Roll”). All Prorated Taxes which are attributable to the period prior to the Closing shall be the responsibility of Seller, and Prorated Taxes attributable to the Closing and the period subsequent thereto shall be the responsibility of Buyer. The proration of such Prorated Taxes shall be based on a calendar year basis. Notwithstanding any other provision of this Section 7 or Agreement to the contrary, the real property taxes for the year of closing defined herein as Prorated Taxes shall be prorated between Buyer and Seller on a calendar year basis.

8. Condition of Improvements. Seller agrees that on Possession, the Real Estate shall be in the same condition as it is on the date of this Agreement, except for ordinary wear and tear. In case the Real Estate is destroyed wholly or partially by fire or other casualty, Buyer shall have the option for ten (10) days thereafter of proceeding with the terms of this Agreement, with an agreed adjustment in the sale price, or of terminating this Agreement and being repaid all amounts paid hereunder.

9. Default. It is expressly agreed that upon the event of any default or failure on the part of either Party to perform their respective duties and obligations hereunder, the alleged aggrieved Party retains all rights to legal and/or equitable relief.

10. Sole Contract. The Parties agree that this Agreement constitutes their entire agreement with respect to the sale and conveyance of the Real Estate and that no oral or implied agreement exists. Any amendments to this Agreement shall be made in writing, signed by the Parties, and copies shall be attached to all copies of this Agreement. The terms and conditions of this Agreement are to apply to and bind and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the respective Party. All provisions of this Agreement shall survive the Closing. The Parties represent that they have sought independent and competent legal and tax advice.

11. Eminent Domain. If, prior to Closing, any authority having the right of eminent domain shall send written notice to Seller of a proposed eminent domain or condemnation event, commence negotiations with Seller or commences legal action against Seller for the damaging, taking or acquiring of all or any part of the Real Estate, either temporarily or permanently, Seller shall promptly give written notice of the same to Buyer. Upon the occurrence of any of the foregoing events, Buyer shall have the option (a) to take title in accordance with the terms and conditions of this Agreement and permit Seller to negotiate with the condemning authority and receive the condemnation award, reducing the purchase price hereunder by the amount thereof received or receivable by Seller; (b) to take title in accordance with the terms and conditions of this Agreement and negotiate with the said condemning authority for the condemnation award and receive the benefits thereof; or (c) to terminate this Agreement and declare its obligations hereunder null and void and of no further effect. If there is any material damage to the Property or material change as to the condition of the Real Estate not caused by Buyer, its agents or invitees, between the Effective Date and the Closing, this Agreement shall, at Buyer’s election, be terminated. If Buyer elects to accept the Real Estate in its then-condition, all proceeds of insurance and claims for damages payable to any Seller by reason of such damage shall be paid to or assigned to Buyer.

12. Brokers/Broker Acknowledgment. Each Party hereby represents that it has not used a broker and is not obligated for any broker or related fees relating to this transaction, and agrees and indemnifies the other Party against and agrees to hold the other Party harmless from, any and all losses, costs, damages, liabilities and expenses resulting from a breach of the foregoing. Such indemnifications shall survive the Closing.

13. Seller’s Warranties. Seller warrants to Buyer at Closing as follows:

a) Seller is a Maryland limited liability partnership in good standing, and has full authority to enter into and perform this Agreement in accordance with its conditions. Sean Zarinegar, as a member of the Real Estate Committee for Corix Bioscience, Inc., the General Partner of Seller, has been authorized by Seller to execute this Agreement and to perform this Agreement on behalf of Seller.

b) To the best of the Seller’s knowledge and without investigation, there are no suits, actions, or proceedings pending or, to the best of Seller’s knowledge, threatened by any party, including governmental authorities or agencies, against or involving the Real Estate or to which Seller is or may become a party in connection with the Real Estate.

c) To the best of the Seller’s knowledge and without investigation, Seller has no written notice or knowledge of (i) any planned or commenced public improvements that might result in special assessments or otherwise directly and materially affect the Real Estate; or (ii) any government agency or court order requiring repairs, alterations, or corrections of any existing conditions.

d) Seller will not cause or permit any willful act that would prejudice the business conducted on the Real Estate and will not assign or grant a security interest or other lien that will encumber the Real Estate.

e) No improvements, repairs, or other construction has occurred on the Real Estate within the 60 days preceding the Effective Date. If any maintenance or repairs are undertaken on the Real Estate between the Effective Date and Closing, Seller shall provide full unconditional waivers of lien from each contractor, subcontractor, supplier, and laborer for all construction work.

14. Buyer’s Warranties. Buyer warrants to Seller at Closing as follows:

a) Buyer has full authority to enter into and perform this Agreement in accordance with its conditions. The undersigned signatory for the Buyer has been authorized by Buyer to execute this Agreement and to perform this Agreement on behalf of Buyer.

b) Except as disclosed in this Agreement, Buyer is not a party to any agreement or otherwise bound under any obligation with or in favor of any other party who has any interest in the Real Estate or the right to purchase or lease the Real Estate.

14. Conditions Precedent for Performance by Buyer. The obligation of Buyer to consummate the sale contemplated by this Agreement is subject to the fulfillment of the following conditions before, or at the time of the Closing: (a) Seller shall perform and comply with all its obligations under this Agreement before the Closing, (b) There shall be no encumbrance on the title to the Real Estate as of the Closing, (c) All tax bills, and miscellaneous bills and expenses that Seller has incurred and received as a result of ownership of the Real Estate, i.e. real and personal property taxes, use of the property, utilities, services, supplies, or other expenses for the Real Estate before Closing shall be paid by Seller at the time of Closing pursuant to the terms of this Agreement, (d) the Title Company is prepared to issue the Title Policy to Buyer, and (e) delivery of the deeds and bills of sale and all other deliveries required hereby including, without limitation, the assignments of leases, rents and deposits as required herein. Buyer may waive these conditions in writing.

15. Conditions Precedent for Performance by Seller. The obligation of Seller to consummate the sale contemplated by this Agreement is subject to the fulfillment of the following conditions before the Closing: (a) Each of Buyer’s warranties shall be true as though made again at Closing, (b) No warranty shall be breached before the Closing, (c) Buyer shall perform and comply with all its obligations under this Agreement before the Closing. Seller may waive these conditions in writing, and (d) Buyer and Buyer’s related-parties and affiliates releases and dismisses any and all actual, perceived or threatened claims or causes of action against Seller, and its related parties, officers, agents and directors (which is held in escrow subject to Closing).

16. Lead Warning Statement. Every Buyer of any interest in residential real property on which a residential dwelling unit was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. If the dwelling unit was built prior to 1978, Buyer has the right to inspect for lead, at Buyer's cost, for a minimum of ten (10) days following the Effective Date.

17. Notices. The Parties agree that any notice under this Agreement may be provided by regular mail to the addresses set forth in the introductory paragraph, or by e-mail transmission to the principal of the specific Party, or their respective legal counsel.

18. Indemnification and Hold Harmless Related to Tenant Disputes and Taxes. Indemnification and Hold Harmless Related to Tenant Disputes and Taxes. Buyer agrees to indemnify and hold harmless Seller, its agents, owners, subsidiaries, assignee entities (collectively, the “Seller Indemnified Persons”), from and against, and will reimburse the Seller Indemnified Persons for, any loss, liability, claim, damage, taxes, fine, penalty, cost, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value (collectively, “Damages”), arising from or in connection with any liability arising out of the ownership or operation of the Real Estate after the Closing including, without limitation, claims, demands, summary proceedings, causes of action, lawsuits or threatened action by any tenant occupying the Real Estate. Seller agrees to indemnify and hold harmless Buyer, its agents, owners, subsidiaries, assignee entities (collectively, the “Buyer Indemnified Persons”), from and against, and will reimburse the Buyer Indemnified Persons for any Damages arising from or in connection with any liability arising out of the ownership or operation of the Real Estate prior to the Closing including, without limitation, claims, demands, summary proceedings, causes of action, lawsuits or threatened action by any tenant occupying the Real Estate. In addition, the Buyer agrees to provide the same indemnity and hold harmless coverage for any claims, demands, causes of action, lawsuits or threatened action associated with any claims, demands, causes of action, lawsuits or threatened action associated with Seller’s obligations as set forth in this Agreement including, without limitation, those arising from or in connection with any inaccuracies in the Rent Roll provided by Seller to Buyer at Closing. These indemnifications and hold harmless agreements shall survive the Closing.

19. Water Escrow. The Parties agree to waive water escrow at Closing subject to Seller providing proof of tenant responsibility for water at Closing. While providing this proof is a condition to Closing, it shall not be considered a material condition relieving Buyer of its duties and obligations hereunder.

20. Miscellaneous.

a) Survival. The covenants, agreements, representations and warranties of Seller and Buyer under this Agreement shall survive the Closing, except as may otherwise be set forth herein.

b) Time is of the Essence; Days. Time is of the essence with respect to each date in this Agreement. Whenever in this Agreement it is provided that notice must be given or an act performed or payment made on a certain date, and if such date falls on a Saturday, Sunday or holiday, the date of the notice of performance or payment shall be the next following business day. Unless otherwise noted as a business day or business days, the terms “day” or “days” mean a calendar day or days.

c) Partial Invalidity. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement.

d) Construction. This Agreement shall not be construed more strictly against one Party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, in being recognized that Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings to the Sections of this Agreement have been inserted for convenience only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

e) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original document.

f) Facsimile/Email Signatures. This Agreement may be signed by facsimile or email scanned signatures, and if so signed, (i) may be relied on by each Party as if the document were a manually signed original provided that any Party providing such signature hereby agrees to deliver an original to the other Party within 2 business days thereafter and (ii) will be binding on each Party for all purposes.

g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to its principles of conflicts of laws. The venue of any action shall be Maricopa County, Arizona.

h) Assignment. Buyer and Seller may assign their rights and obligations (including the rights to any deposits) hereunder in whole or in part, to one or more persons and/or entities, including the right to assign such rights hereunder with regard to the separate properties covered by this Agreement to separate assignees or to allocate such rights and items amongst them. Any such assignment shall be effective upon written notice provided to the non-assigning party. The foregoing notwithstanding, in the event of any assignment, the assignor shall remain liable for the failure of the assignee to perform the covenants and agreements provided herein.

i) Authority. Each Party warrants and represents that such Party has full and complete authority to enter into this Agreement and each person executing this Agreement on behalf of a Party warrants and represents that he has been fully authorized to execute this Agreement on behalf of such Party and that such Party is bound by the signature of such representative.

j) Other Documents. The Parties agree to execute such other documents as may be necessary for the implementation and consummation of this Agreement and the warranties contained herein. The Parties agree to cooperate with each other in every reasonable way in carrying out the transaction contemplated hereby, in obtaining and delivering all required closing documents, and obtaining the required governmental approvals, and agree to use their best efforts to expeditiously accomplish same.

[SIGNATURES ON NEXT PAGE]

By the execution of this Agreement, the Buyer makes an offer to buy the Real Estate subject to acceptance by the Seller.

/s/ Raymong Chuck-sau Yule

By: Raymond Chuck-sau Yule, as Trustee of the

Raymond Chuck-sau Yule and Winnie Chang

Yule Family Trust, March 27 2009

ACCEPTANCE OF OFFER:

The foregoing Agreement is hereby accepted and the Seller agrees to sell the Real Estate upon the terms stated.

AHIT Valfre, LLP, a Maryland limited liability

partnership, by and through its General Partner,

Corix Bioscience, Inc., a Maryland corporation

/s/ Sean Zarinegar

By: Sean Zarinegar

Its: Authorized Director on the Real Estate Committee

Date: August 21, 2017

BUYER'S RECEIPT OF ACCEPTED OFFER:

The Buyer hereby acknowledges the receipt of the Seller’s signed acceptance of this Agreement.

/s/ Raymond Chuck-sau Yule

By: Raymond Chuck-sau Yule, as Trustee of the

Raymond Chuck-sau Yule and Winnie Chang

Yule Family Trust, March 27 2009

EXHIBIT A

REAL ESTATE

The Parties agree that the following list consists of the commonly known addresses and parcel identification numbers for the real property defined herein as the “Real Estate”. This Exhibit A shall be amended through the incorporation by reference of the title work and any related surveys reflecting the legal descriptions.

1.	7818 E. Apple Tree Dr., Tucson, AZ, 85730
2.	9651 E. Stonehaven Way, Tucson, AZ, 85747
3.	2972 S. Beck Dr., Tucson, AZ, 85730
4.	10395 E. Valley Quail Dr., Tucson, AZ, 85747
5.	10833 S. Camino San Clemente, Vail, AZ, 85641
6.	10872 S. Raptor Court, Vail, AZ, 85641
7.	10565 S. Sage Hill Court, Vail, AZ, 85641
8.	13735 E. Shadow Pines Lane, Vail, AZ, 85641

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